PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of 31st day of March 2017, is by and between Sack Lunch Productions Inc. a Utah Corporation having a principal address of 59 West 100 South, Second Floor, Salt Lake City, Utah 84101 (the “Seller”) and David Wulf, an individual resident of the State of Utah having a principal address of 59 West 100 South 2nd Floor, Salt Lake City, Utah 84101 (the “Buyer”).

RECITALS

1. The Seller owns 100% of the issued and outstanding Shares of common stock, 251,000,000 shares, of Redline Entertainment, Inc. (“Redline”) and 10,000,000 shares of WG Productions Inc., (“WG Productions”) together the “Seller Shares”, Redline and WG Productions jointly the “Corporations”; and

2. The Buyer desires to purchase from the Seller, and the Seller desires to sell, transfer and/or assign to Buyer ownership of the Corporations as set forth above which includes the Seller's entire right, title and interest in and to the Seller Shares, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged, the parties agree:

1. Agreement to Purchase Seller Shares.  The Buyer hereby agrees to receive and the Seller hereby agrees to transfer, the Seller Shares pursuant to the terms and conditions set forth herein. The consideration payable to the Seller for the purchase of the Seller Shares by the Buyer shall be 50,000 shares of Series A Preferred Stock of Sack Lunch Productions Inc., the Seller.  The closing under this Agreement shall occur upon the execution of this Agreement by both parties.  Seller shall have all current officers and directors resign their positions in the Corporations and Appoint Buyer as the sole officer and director effective as of the date of the closing of the transaction.

2. Delivery of Seller Shares to the Buyer; Stock Powers.  On Closing, the seller shall be obligated to issue a certificate (the “Seller Share Certificate”) representing the Seller Shares that shall be delivered to the Buyer and shall cause the current share certificates in the name of the Seller to be cancelled on the records of the Corporations after or upon the return of the certificate from a secured lender of Seller that currently holds the share certificate as collateral for a loan, delivery of the Seller Shares shall take place upon the return to Seller of the certificate.  The effective date of the transfer and purchase provided for by this agreement shall be March 31, 2017.

3. Representations, Warranties and Covenants of Buyer.  The Buyer represents and warrants to the Seller, and covenants for the benefit of the Seller, as follows:

(a)The Buyer is acquiring the Seller Shares for his own uses and to obtain ownership and control of the Corporations;

Purchase Agreement

(b)The Buyer acknowledges that it has been furnished with all documents and other information regarding the Corporations that the Buyer has requested or desired to know and all other documents which could be reasonably provided have been made available for the Buyer’s inspection and review;

(c)The Buyer acknowledges that the Seller Shares have not been passed upon or reviewed by the Securities and Exchange Commission.  The Buyer agrees that it will not sell, transfer or otherwise dispose of any of the Seller Shares unless they are registered under the Securities Act, or unless an exemption from such registration is available.  The Buyer understands that the Seller Shares have not been registered under the Securities Act and are being transferred by reason of a claimed exemption under the provisions of the Securities Act;

(d)This Agreement constitutes a valid and binding agreement and obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to limitations on enforcement by general principles of equity and bankruptcy or other laws affecting the enforcement of creditors' rights generally;

(e)Buyer shall cause the 50,000 shares of Series A Preferred Stock to be submitted to the Transfer Agent of the Seller with instructions to transfer 50,000 shares of that stock to be transferred as instructed by the Seller at the time of closing.  All necessary stock powers, instructions and documentation required of the Buyer to carry out the transfer by the Transfer Agent shall be provided by the Buyer.

(f)This Agreement has been duly authorized, validly executed and delivered on behalf of the Buyer, and the Buyer has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.;

4. Representations, Warranties and Covenants of the Seller.  The Seller represents and warrants to the Buyer, and covenants for the benefit of the Buyer, as follows:

(a)The offer and sale of the Seller Shares is exempt from registration under the Securities Act pursuant to an exemption thereunder;

(b)This Agreement has been duly authorized, validly executed and delivered on behalf of the Seller and is a valid and binding agreement and obligation of the Seller enforceable against the Seller in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and the Seller has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder;

(c)The Seller is the legal, beneficial and sole owner of the Seller Shares, free and clear of any liens, charges or encumbrances, subject to existing financing liens held by creditor of Seller as known to the Buyer.

Purchase Agreement

(d)In connection with the offer and sale of the Seller Shares, neither the Seller nor any affiliate of the Seller or any person acting on the Seller’s or the Seller’s affiliates’ behalf has engaged in any form of “general solicitation” or “general advertising” as those terms are used in Rule 502(c) under the Securities Act; and

(e)Trading Status of the Sellers Shares. The Seller hereby represents and warrants to the Buyer that the Shares do constitute “restricted securities” within the meaning of the Securities Act and may not be sold, pledged, or otherwise disposed of by the Buyer under the Securities Act and applicable state securities laws.

5. Binding Effect; Assignment.  This Agreement is not assignable by the Seller or the Buyer without the prior written consent of the other party.  This Agreement and the provisions hereof shall be binding and shall inure to the benefit of the Seller and its successors and permitted assigns with respect to the obligations of the Buyer under this Agreement and to the benefit of the Buyer and its successors and permitted assigns with respect to the obligations of the Seller under this Agreement.

6. Expenses.  Each of the parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder.

7. Governing Law; Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  Each of the Seller and the Buyer (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the District of Utah and the courts of the State of Utah located in Salt Lake County for the purposes of any suit, action or proceeding arising out of or relating to this sale and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the Seller and the Buyer consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 8 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7 shall affect or limit any right to serve process in any other manner permitted by law.

8. Notices.  All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopier, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section.

Purchase Agreement

If to the Seller: Sack Lunch Productions, Inc.

Attention: Richard Surber

Street: 59 West 100 South, 2nd Floor

City: Salt Lake City

State/Zip:  Utah, 84101

If to the Buyer:  David Wulf

Attention:David Wulf

Street:59 West 100 South, 2nd Floor

City:Salt Lake City

State/Zip: Utah 84101

or to any other address specified by any party by notice given as aforesaid.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) Business Days after being deposited in the mail, postage prepaid, if mailed; the next Business Day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if telecopied.

9. Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein.  This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.

10. Counterparts.  This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Transfer Taxes.  The Buyer shall pay any transfer taxes or other fees that may be payable upon transfer of the Seller Shares.

12. Survival.  The representations and warranties of the Seller and the Buyer shall survive the Closing hereunder.

Purchase Agreement

IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

Seller:  Sack Lunch Productions Inc.

By:   /s/ Richard Surber

Name: Richard Surber

    Title:    CEO

Buyer: David Wulf

By:   /s/ David Wulf

Name:  David Wulf

Title:

Purchase Agreement